Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com
CRAY INC. REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
Company Reaffirms Guidance with Strong Momentum for New Orders
Seattle, WA — May 4, 2010 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the first quarter ended March 31, 2010. Revenue for the quarter was $28.4 million compared to $74.5 million in the prior year period. The company reported a net loss for the quarter of ($11.6 million) or ($0.34) per share compared to a net loss of ($4.9 million) or ($0.15) per share in the first quarter of 2009.
Total gross profit margin for the first quarter was 23 percent down slightly from 24 percent in the first quarter of 2009. Product margin declined during the first quarter to 12 percent driven by low volume and a $0.5 million charge for estimated excess inventory. The first quarter 2010 service margin of 29 percent was impacted by lower revenues on a custom engineering contract.
Operating expenses for the first quarter of 2010 were $18.2 million compared to $21.4 million in the prior year period due primarily to lower spending on outside services in research and development. The first quarter 2010 results included non-cash items of $2.2 million for depreciation and amortization and $1.2 million related to stock compensation expense.
As of March 31, 2010, cash and short-term investments totaled $103.3 million.
“As expected, we got off to a slow start in the first quarter from a financial-results perspective, but we remain well-positioned to deliver on our growth targets for the year,” said Peter Ungaro, president and CEO of Cray. “Our recently announced Cray XT6 supercomputer began shipping to customers, and while we still have important development and testing to complete, our next generation ‘Baker’ supercomputer is currently on track for release early in the third quarter. We also continued to expand our addressable market with the introduction of the Cray CX1000 supercomputer. This system fills out our product lineup and with our recent Cray Linux Environment enhancements, enables us to offer a supercomputing solution to every level of the High Performance Computing market.”
Ungaro added, “We have had an extremely strong run of wins at major supercomputing centers around the world and within our custom engineering business. As a result, we now have nearly all of the orders we need to achieve our revenue outlook for the year.”

Outlook
A wide range of results remains possible for 2010. Many variables may impact our results, but one significant item is the timing of the availability and customer acceptances of our next generation supercomputer, code-named “Baker,” including its new interconnect chipset, known as “Gemini,” and associated system software.
Assuming a successful release of Baker in the third quarter and customer acceptances in 2010 as currently planned, we continue to anticipate revenue in the range of $305 to $325 million for 2010. As a result of the timing of the Baker system release, we expect a significant majority of 2010 revenue to be recognized in the fourth quarter. We currently expect revenue in the second and third quarters to be around $30 million and $50 million, respectively. Service revenue is expected to be in the range of $110 million for 2010, driven by strong growth in our custom engineering initiative. Gross margins for 2010 are expected to be in the mid-30 percent range. Operating expenses are expected to be lower in 2010 than in 2009, driven primarily by lower outside services and higher anticipated research and development co-funding credits. Based on this outlook, we expect to be profitable for 2010.
We expect to use cash in 2010, with the majority of the decline coming in the third quarter as we build inventory for product deliveries during the second half of 2010.
Recent Highlights
•	In April, Cray announced it had signed a contract to provide Brazil’s National Institute for Space Research (INPE) with a new Cray XT6 supercomputer for weather forecasting and climate studies. Consisting of products and multi-year services, the contract is valued at more than $20 million and the system is expected to go into production in late 2010.

•	In April, Cray was awarded a contract to provide the National Nuclear Security Administration (NNSA), through a joint partnership between Los Alamos National Laboratory and Sandia National Laboratories, with a next-generation Cray supercomputer. The system is expected to go into production in late 2010. The multi-year, multi-phase contract is currently valued at more than $45 million.

•	In April, Cray announced the release of the latest version of its Cray Linux Environment, the production petascale operating system for the company’s line of Cray XT supercomputers. Shipping with Cray XT6 and Cray XT6m systems, this third generation of the Cray Linux Environment includes the introduction of Cluster Compatibility Mode, allowing Cray XT supercomputers to run applications from Independent Software Vendors without modifications.

•	In the first quarter, Cray signed multiple custom engineering contracts valued at a combined total of over $20 million.

•	In March, Cray announced the launch of the Cray CX1000 system, giving the company the ability to now offer a supercomputing solution at every level of the high performance computing (HPC) server market. The dense, efficient and powerful rack-mounted Cray CX1000 supercomputer is priced starting at under $100,000, and gives HPC users an easy-to-use supercomputing system featuring a hybrid supercomputing architecture built on the latest generation of Intel® Xeon® processors.

•	In February, Cray announced it had won all three high performance computing system awards from the Department of Defense (DoD) as part of its 2010 High Performance Computing Modernization Program (HPCMP). The contract, worth more than $45 million including multi-year services, is the largest DoD HPCMP system award to a single vendor in the history of the program. The systems, which are expected to go into production in late 2010, will be housed at the U.S. Air Force Research Laboratory (AFRL), the Arctic Region Supercomputing Center (ARSC), and the U.S. Army Engineer Research and Development Center (ERDC).

•	In February, Cray completed a development milestone related to its Defense Advanced Research Projects Agency (“DARPA”) contract. The $12.5 million milestone represented an offset to gross research and development expense.
Conference Call Information
Cray will host a conference call today, Tuesday, May 4, 2010 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss 2010 first quarter financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-888-561-1721. International callers should dial 1-480-629-9869. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325, international callers can dial 1-303-590-3030, and the access code is 4293223. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Tuesday, May 4, 2010.
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results, its product development plans, including its planned release of the Baker system, and its ability to expand and penetrate its addressable market. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that customer acceptances are not received when expected or at all, the risk that Cray is not able to successfully complete its planned product development efforts or to ship the Baker system within the planned timeframe or at all, the risk that Baker systems do not perform as expected or as required by customers, the risk that Cray is not able to achieve and obtain acceptance of co-funded development milestones when or as expected or at all, the risk that Cray will not be successful in growing revenue from its strategic initiatives, including Custom Engineering, the risk that Cray will not be able to expand and penetrate its addressable market as expected or at all and such other risks as identified in the Company’s annual report on Form 10-K for the period ended December 31, 2009, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.
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Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray XT, Cray XT6, Cray XT6m, Cray CX1000, Baker and Gemini are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Quarter Ended
	March 31,
	2010	2009

REVENUE:
Product	$9,065	$59,462
Service	19,323	15,019

Total revenue	28,388	74,481

COST OF REVENUE:
Cost of product revenue	8,006	46,334
Cost of service revenue	13,748	10,276

Total cost of revenue	21,754	56,610

Gross profit	6,634	17,871

OPERATING EXPENSES:
Research and development, net	7,694	11,215
Sales and marketing	6,264	6,063
General and administrative	4,287	4,146

Total operating expenses	18,245	21,424

Loss from operations	(11,611)	(3,553)
Other income (expense), net	97	(754)
Interest income (expense), net	17	(533)

Loss before income taxes	(11,497)	(4,840)
Income tax expense	(100)	(48)

Net loss	$(11,597)	$(4,888)

Diluted net loss per common share	$(0.34)	$(0.15)

Diluted weighted average shares outstanding	33,954	33,197

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$95,048	$105,018
Restricted cash	5,210	5,161
Short term investments, available-for-sale	3,000	2,999
Accounts and other receivables, net	38,313	38,207
Inventory	39,621	29,011
Prepaid expenses and other current assets	6,534	5,514

Total current assets	187,726	185,910
Property and equipment, net	21,463	19,809
Service inventory, net	1,719	1,719
Deferred tax assets	2,692	2,661
Other non-current assets	13,078	13,561

TOTAL ASSETS	$226,678	$223,660

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,035	$18,783
Accrued payroll and related expenses	9,947	16,219
Other accrued liabilities	9,570	9,735
Deferred revenue	63,515	42,414

Total current liabilities	99,067	87,151
Long-term deferred revenue	8,781	9,627
Other non-current liabilities	2,574	2,719

TOTAL LIABILITIES	110,422	99,497
Shareholders’ equity:
Common stock and additional paid-in capital	553,804	551,220
Accumulated other comprehensive income	7,254	6,148
Accumulated deficit	(444,802)	(433,205)

TOTAL SHAREHOLDERS’ EQUITY	116,256	124,163

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$226,678	$223,660